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                                                                    Exhibit 5.1


                         [BLACK McCUSKEY LETTERHEAD]


                              November 26, 2001


UNB Corp.
220 Market Avenue South
Canton, Ohio 44702

Gentlemen:

        Reference is made to the Registration Statement on Form S-4 filed by UNB Corp., an Ohio corporation (the "Company") with the Securities and Exchange Commission with respect to the proposed issuance of 11,582,930 shares of common stock of the Company, without par value ("Common Stock") to be issued pursuant to the Agreement of Merger and Plan of Reorganization dated September 5, 2001 among the Company, United National Bank & Trust Co., BancFirst Ohio Corp. and The First National Bank of Zanesville (the "Merger Agreement").

        We have examined the proceedings taken to organize the Company, its Articles of Incorporation and Code of Regulations and the amendments thereto, the records of proceedings of its directors and shareholders, the applicable provisions of the laws of the State of Ohio under which the Company was incorporated, and such other documents and matters as we have deemed necessary to express the opinions hereinafter set forth.

        Based upon the foregoing, we are of the opinion that:

        1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Ohio.

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UNB Corp.
November 26, 2001
Page 2

        2. The authorized capital stock of the Company presently consists of 50 million shares of Common Stock of which 10,457,702 shares are issued and outstanding.

        3. Upon consummation of the merger contemplated by the Merger Agreement, the authorized capital stock of the Company will consist of 100 million shares.

        4. The shares of Common Stock to be issued pursuant to the said Registration Statement have been duly authorized and, when issued in accordance with the provisions of the Merger Agreement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus contained therein.

                                        Very truly yours,



                                        /s/ Black, McCuskey, Souers & Arbaugh


                                        Black, McCuskey, Souers & Arbaugh